UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2023

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BANC	New York Stock Exchange

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 6, 2023, Banc of California, Inc. (the “Company”) and Banc of California, National Association (the “Bank”), a wholly owned subsidiary of the Company, announced the appointment of Joseph Kauder, age 55, as Executive Vice President and Chief Financial Officer, effective July 10, 2023.

Mr. Kauder has more than 30 years of experience in the banking and financial services industry, including more than 15 years in executive finance positions at Wells Fargo Corporation. Most recently, Mr. Kauder served as Executive Vice President and Chief Financial Officer for Wells Fargo’s Commercial Banking Segment, with over $200 billion in assets, and nearly $10 billion in revenue. Prior to that, Mr. Kauder was Chief Financial Officer and Chief Accounting Officer of the Wholesale Banking Segment with approximately $900 billion in assets and over $27 billion in revenue. Mr. Kauder’s career at Wells Fargo includes other senior leadership roles in finance, including as the Enterprise Accounting Business Unit Support Leader and the Director of Financial Oversight and Governance.

Prior to his time at Wells Fargo, Mr. Kauder served as Senior Vice President, Director of Accounting Policy at Wachovia Corporation. Mr. Kauder began his career at PricewaterhouseCoopers LLP and also held finance roles at GE Capital. Since his departure from Wells Fargo in 2021, Mr. Kauder has been involved with a series of ventures, including a start-up blockchain company and as an Industry Advisor for Armstrong Wolfe Ltd. Mr. Kauder is a licensed Certified Public Accountant (inactive) and also holds a B.S. in Business Administration from the University of North Carolina, Chapel Hill.

In connection with his appointment, Mr. Kauder and the Company entered into an employment agreement on July 5, 2023 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Kauder will receive an annual base salary of $500,000, which may be modified from time to time as determined by the Company’s management in its sole discretion. In addition, Mr. Kauder will be eligible to receive an annual bonus with an annual target bonus opportunity of 75% of the rate of annual base salary in effect (the “Target Bonus”). The actual annual bonus, which may be more or less than the Target Bonus, will depend on the bonus pool level set by the Company’s board of directors, the Company’s financial performance, the performance of his specific division or department during the applicable fiscal year, as well as his individual performance and level of contribution. Mr. Kauder will be eligible to receive a bonus for 2023 (the “2023 Bonus”), which shall be prorated to reflect his time in the position; provided, however, that the 2023 Bonus shall not be less than 75% of the prorated amount of the Target Bonus. The Company will also pay or reimburse Mr. Kauder for reasonable costs incurred for temporary housing for the first twelve months following his employment start date.

Mr. Kauder will also be eligible to participate in the Company’s equity incentive plan and receive long term incentive equity (“LTI”) awards on a periodic basis beginning in 2024 at the discretion of the Joint Compensation, Nominating and Governance Committee of the Company Board of Directors and the Bank Board of Directors (the “Compensation Committee”). Upon approval by the Compensation Committee, Mr. Kauder will be eligible to receive LTI awards with a target of 75% of the rate of the annual base salary, 50% of which will be restricted stock units and subject solely to service-based vesting conditions and 50% of which will be performance stock units subject to performance- and service-based vesting conditions. In addition, promptly following his employment start date, Mr. Kauder will be granted an inducement award $450,000 of restricted stock units, which will vest in equal annual installments over three years.

In the event of Mr. Kauder’s termination without “cause” or resignation with “good reason” (each as defined in the Employment Agreement), subject to the effectiveness of a release of claims, Mr. Kauder will be entitled to severance in the amount of 100% of annual base salary and 50% of Target Bonus, and Mr. Kauder’s inducement award will vest in full. In the event of such qualifying termination within two years following a change in control, Mr. Kauder will instead be entitled to severance in the amount of 200% of annual base salary and Target Bonus and all of Mr. Kauder’s outstanding equity awards will vest in full.

Mr. Kauder has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

On July 6, 2023, the Company issued a press release with respect to these matters. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Raymond Rindone, who has served as Interim Chief Financial Officer since March 31, 2023, will step down from that role effective July 10, 2023 and continue to serve as Executive Vice President, Deputy Chief Financial Officer and Chief Accounting Officer of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
99.1    Banc of California, Inc. Press Release dated July 6, 2023

104    Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.
Date: July 6, 2023

/s/ Ido Dotan
Ido Dotan
Executive Vice President, General Counsel and Corporate Secretary